UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

QUALITY SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of this filing:

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Quality Systems, Inc. posted the information below to its website at http://www.qsi2012proxy.com.

***

We Rebut Mr. Hussein’s Claims

Mr. Hussein’s definitive proxy statement, additional proxy solicitation materials and Amendment No. 11 to his Schedule 13D contain many assertions that we believe are misleading, mischaracterization of fact or outright false, and in many cases relate to Boardroom events that occurred many years ago. Without attempting to address each and every one of Mr. Hussein’s assertions – particularly those that restate old historical grievances to which we have already responded in the past – we feel it necessary to correct the record with respect to certain fundamental issues.

Below is our response to some of the allegations that Mr. Hussein has made as well as some of the unwarranted conclusions that Mr. Hussein is asking for you to draw.

Allegation: The Board is not actually independent.

Our Response: The Company’s determination of the independence of its Board members is fully compliant with NASDAQ rules and the Company’s internal guidelines and has been thoroughly examined and documented. All of our nominees in this years’ election are independent under these criteria, other than our CEO, Mr. Plochocki. We are not aware of anyone who questions the independence of our Board other than Mr. Hussein. Moreover, standards of independence aside, all of the incumbent directors on our slate actively exercise independent judgment and contribute significantly to the robust deliberations of our Board.

Allegation : Shelly Razin controls the nominating process and exerts undue influence over the Board.

Our Response: The Company has an independent nominating committee, of which Mr. Razin is not a member, and that committee follows documented processes, including eliciting input from all directors. Furthermore, the Board minutes clearly reflect the fact that Mr. Razin does not exert an “undue” influence on the other members, each of whom has disagreed with Mr. Razin in varying degrees on Board votes in the past and exercises their own independent judgment on matters that come before the Board.

All of our Board members, including Mr. Hussein, are encouraged to submit potential Board candidates to the nominating committee for consideration and to meet with prospective candidates as part of the vetting process, and are given sufficient opportunity to do so.

Allegation: The appointment of Philip Kaplan, a then existing director, to the role of Chief Operating Officer (COO) was improper and was done without the input of the Board.

Our Response: Mr. Hussein’s proxy disclosure contains a series of open-ended questions designed to lead you to this conclusion, which is incorrect. Contrary to Mr. Hussein’s intimations, the creation of the COO role and Mr. Kaplan’s candidacy for the role was a subject of discussion by both senior management and the Board for some time prior to the meeting at which Mr. Kaplan was appointed. In fact, Dr. Brennan, one of Mr. Hussein’s nominees, discussed Mr. Kaplan’s candidacy with another Board member prior to the meeting. Furthermore, recruiting an executive from the Board is neither unusual nor improper. Nor is it improper for the CEO to recruit subordinate officers and to obtain the Board’s approval as a final step in the appointment process. In this case and elsewhere in the proxy statement Mr. Hussein infers matters were submitted to the Board without deliberation, when in fact the matters were subject to discussion by committees, at prior meetings and otherwise among directors prior to final approval by Board action.

Allegation: Mr. Hussein was not given adequate notice about the nomination of Craig Barbarosh to the Board as an independent director.

Our Response: Mr. Barbarosh’s candidacy had been previously discussed at Board and Nominating and Corporate Governance Committee meetings as early as May 22, 2009, and all members of our Board, including Mr. Hussein, were offered an opportunity to speak with Mr. Barbarosh on May 27, 2009 and were provided with background materials on Mr. Barbarosh. Since the Board did not formally nominate Mr. Barbarosh until September 17, 2009, Mr. Hussein had over three months to consider Mr. Barbarosh’s qualifications and independence.

Allegation: The Board acted improperly in creating a new standing committee comprised of all independent directors to address a matter relating to executive performance.

Our Response: The committee to which Mr. Hussein refers was a committee comprised of all independent Board members, and was formed for the purpose of discussing sensitive matters relating to executive performance. The majority of the Board believed that sound governance practices supported formation of such a committee where matters of this nature could be addressed by all Board members, other than those in the management team, who may have conflicts of interest as a result of workplace relationships. The committee continues to exist to address matters of this nature, should they arise.

Allegation: Mr. Razin convened a session of the independent standing committee to discuss matters relating to the employment of a senior member of management on the same day on which Mr. Hussein and Dr. Brennan were told that no further material action would be taken.

Our Response: On the day to which Mr. Hussein refers, Mr. Hussein and Dr. Brennan were informed in the Board meeting notice that the agenda items for the Board meeting would require a full day meeting. Mr. Hussein and Dr. Brennan elected to leave the meeting early due to their personal travel plans, and called in by phone for only portions of meeting thereafter. Other Board members and the Company’s corporate counsel deny Mr. Hussein’s assertion that he was informed that no further action would be taken; to the contrary, Mr. Razin stated that there was further business to be conducted. In fact, the minutes reflect that Mr. Brennan made a motion to change the agenda of the Board so that certain matters would be brought before the Board before Mr. Brennan’s scheduled departure, and the Board specifically considered and denied that motion. The Board minutes of the Company show that Mr. Hussein often departs from Board meetings before the meetings come to an adjournment.

Allegation: Mr. Razin falsely certified that he was a full-time employee for the purpose of obtaining coverage for himself and his wife under the Company’s health insurance plan.

Our Response: The Company acknowledges that the health insurance benefit was inadvertently provided to Mr. Razin, but Mr. Hussein does not tell the whole story. In connection with the memorandum of understanding entered into in 2000, the terms of which were known to Mr. Hussein, it was agreed that Mr. Razin would receive continued health insurance under the Company’s benefit plan as an employee under the plan for an agreed period. However, the Company did not implement any procedures to ensure that the arrangement would be terminated at the end of the agreed coverage period. As soon as the Company discovered that the arrangement had exceeded its original term, and Mr. Razin was informed that the arrangement should have been terminated earlier, he promptly reimbursed the Company for its cost. The mistake in the administration of the health insurance benefit was mutual on the part of the Company and Mr. Razin, and we believe that Mr. Hussein’s musings on the motives of Mr. Razin are inflammatory, false and misleading.

Allegation: Joseph Davis, a former independent of the Company, was not nominated for re-election to the Board at the next annual meeting of shareholders in retaliation for recommending that an independent investigator be hired to investigate allegations related to the misuse of corporate funds and improper receipt of health insurance benefits by Mr. Razin.

Our Response: The matters raised by Mr. Davis were thoroughly examined by the audit committee and reported to the full Board, and did not involve the use of corporate funds. The record of those committee and Board minutes document the procedures followed and the outcome. The audit committee conducted an examination relating to assistance that QSI IT support provided to Mr. Razin in order to permit Mr. Razin to communicate with the Company. The nature and amount of services provided were determined to be inconsequential.

Mr. Hussein falsely infers that Mr. Davis was not renominated as a result of his role in recommending an investigation into these matters. The Board, at the recommendation of the Nominating Committee (of which Mr. Razin was not then a member), determined not to renominate Mr. Davis based on a number of factors unrelated to the investigation.

Allegation: The Chairman of the Board, without Board authorization, promoted Stephen Puckett, an EVP of the Hospital Solutions Division, to the position of Chief Technology Officer.

Our Response: Mr. Hussein has not raised this issue directly with management or the Board, but we believe that Mr. Hussein is referring to matters addressed at an internal meeting involving several members of our senior management team, which matters are still under discussion internally and at the Board level. We believe it is highly inappropriate for Mr. Hussein to disclose nonpublic developments such as this in his proxy solicitation materials.

The Company has been developing a cloud-based, highly integrated ambulatory and inpatient system since early 2011. Stephen Puckett, EVP of the Hospital Solutions Division, has been one of the principal management team members leading this effort. As part of developing this system, management and the Board have been discussing plans to create a Chief Technology Officer role. At a recent internal meeting called, organized and presided over by our President and CEO, Steven Plochocki, the Company’s overall technology strategy and the CTO role were discussed. Given his leadership in the Company’s technology strategy, it is expected that Mr. Puckett will fill the CTO role, in addition to his current role as divisional head for Hospital Solutions. However, the scope of the CTO role and related matters are still being finalized.